SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 26, 2002

CYCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27470	54-1725021
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 3136
Warrenton, Virginia 20188

(Address of principal executive offices)  (Zip Code)

(540) 351-0785

(Registrant’s telephone number)

Item 2. Acquisition or Disposition of Assets.

     On May 2, 2002, CYCH, Inc., f/k/a CyberCash, Inc. (“CYCH”) consummated the sale of its investment in PayPal, Inc., f/k/a X.com Corporation (“PYPL”) to Saudi Venture Development Company and Fahad Mohamed Saleh Al-Athel (“Purchasers”) pursuant to certain stock purchase and sale agreements dated April 26, 2002 by and among CYCH and Purchasers (“PYPL Purchase Agreements”). The sale was completed in accordance with procedures approved by the United States Bankruptcy Court for the District of Delaware. In re: CYCH, Inc., f/k/a CyberCash, Inc., et al, Case No. 01-0622 (MFW) (Bankr. D. Del.) March 2, 2001.

     Pursuant to the PYPL Purchase Agreements, CYCH sold 336,775 shares of common stock of PYPL to the Purchasers. In connection with the sale of the PYPL shares, CYCH transferred and assigned to the Purchasers its rights and obligations under the Investors’ Rights Agreement dated August 7, 2000 by and between CYCH and PYPL (the “Investors’ Rights Agreement”). In connection with the Investors’ Rights Agreement, the Purchasers entered into a lockup agreement with Salomon Smith Barney under which the Purchasers agreed to hold the common stock for 180 days from February 14, 2002. The Purchasers paid $7,072,275, or $21 per share, in cash pursuant to the PYPL Purchase Agreements. Net proceeds to CYCH from the transaction, after transaction costs and taxes, were approximately $6.6 million.

     CYCH is liquidating assets and distributing proceeds to former shareholders in accordance with its First Amended Liquidating Plan of Reorganization. The net proceeds from CYCH’s sales of its investments in PYPL and Commission Junction, Inc. will be distributed to holders of rights to CYCH’s liquidating dividends in the form of a liquidating dividend totaling $0.30 per share on May 17, 2002.

     The PYPL Purchase Agreements are attached to this Form 8-K as Exhibits 99.1 and 99.2.

Item 7. Financial Statements and Exhibits.

Exhibits

99.1	Stock Purchase and Sale Agreement by and between CYCH and Saudi Venture Development Company dated as of April 26, 2002

99.2	Stock Purchase and Sale Agreement by and between CYCH and Fahad Mohamed Saleh Al-Athel dated as of April 26, 2002

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 8, 2002	CYCH, Inc.

/s/ Thomas LaHaye By: Thomas LaHaye Title: Bankruptcy Plan Administrator